Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces First Quarter 2019 Net Income of $8.7 Million

LOWELL, Mass., April 18, 2019 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company" or "Enterprise") (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended March 31, 2019 of $8.7 million, an increase of $1.9 million, or 27%, compared to the three months ended March 31, 2018. Diluted earnings per share were $0.74 for the three months ended March 31, 2019, an increase of 28%, compared to $0.58 for the three months ended March 31, 2018.

As previously announced on April 16, 2019, the Company declared a quarterly dividend of $0.16 per share to be paid on June 3, 2019 to shareholders of record as of May 13, 2019.

Chief Executive Officer Jack Clancy commented, "Over the past twelve months, total assets increased 8%, total loans increased 4% and customer deposits have increased 14% as compared to March 31, 2018. The increase in customer deposits includes several relationships which had large short-term balance increases in the quarter. Loan and deposit growth, along with a reduction in the loan loss provision due to improved credit metrics compared to the March 2018 quarter, were the key drivers to our earnings increase as compared to the first quarter of 2018."

Mr. Clancy added, "The collective efforts and contributions of our dedicated Enterprise team, including active community involvement, relationship building, a customer-focused mindset, and ongoing enhancements to our leading-edge product and service offerings, continue to drive our growth. This includes operating from a sense of purpose to serve our fellow team members, customers and communities. Our top priority and focus has been, and always will be, ongoing investment in our greatest asset: our people. We also remain focused on organic growth and continually planning for and investing in our future with an emphasis on people, technology, digital transformation, branch renovations and market expansion."

Founder and Chairman of the Board George Duncan commented, "We are profoundly grateful for the trust and confidence placed in us by those who create our success—our shareholders, our customers, our team members, and the communities we are privileged to serve—and who embrace our mission as a genuine community bank to create a lasting and positive impact in our world. All of us at Enterprise Bank have an overwhelming sense of pride and accomplishment in what we have achieved to date—a branch network consisting of 24 locations in 19 communities, assets in excess of $3 billion, assets under management in excess of $4 billion and 118 consecutive profitable quarters—and we are extremely excited about the opportunities that lie ahead."

Results of Operations

Net interest income for the three months ended March 31, 2019 amounted to $28.1 million, an increase of $2.1 million, or 8%, compared to the three months ended March 31, 2018. The increase in net interest income was due largely to interest-earning asset growth, primarily in loans. Average loan balances (including loans held for sale) increased $98.7 million for the three months ended March 31, 2019, compared to the same 2018 period average. Tax equivalent net interest margin was 3.98% for the three months ended March 31, 2019, compared to 3.95% for the three months ended March 31, 2018.

For the three months ended March 31, 2019 there was a negative provision to the allowance for loan losses of $400 thousand, compared to a provision of $1.6 million for the three months ended March 31, 2018. The primary factor in the decrease in the year-to-date provision for loan losses compared to the prior year was a reduction in the balance of the allowance for loan losses allocated to impaired, adversely classified, and criticized loans of $81 thousand for the three months ended March 31, 2019, compared to an increase of $1.4 million during the three months ended March 31, 2018.

Also affecting the provision for loan losses for the three months ended March 31, 2019 compared to the prior year were:

•	Net recoveries of $280 thousand for the three months ended March 31, 2019, compared to net recoveries of $9 thousand for the three months ended March 31, 2018.

•	Total non-performing loans as a percentage of total loans amounted to 0.46% at both March 31, 2019 and March 31, 2018.

•
The ratio of adversely classified loans ("substandard," "doubtful," "loss") to total loans amounted to 1.45% at March 31, 2019, compared to 1.19% at March 31, 2018. However, the reserves allocated to these loans declined $472 thousand over the same period due to generally improved collateral values on impaired loans.

•
Loan growth for the three months ended March 31, 2019 was relatively flat, compared to loan growth of $20.3 million during the three months ended March 31, 2018. The allowance for loan losses allocated to general reserves for non-classified loans declined $39 thousand for the three months ended March 31, 2019, compared to an increase of $233 thousand for the three months ended March 31, 2018.

The allowance for loan losses to total loans ratio was 1.41% at March 31, 2019, 1.42% at December 31, 2018 and 1.51% at March 31, 2018.
Non-interest income for the three months ended March 31, 2019 amounted to $3.8 million and was relatively flat compared to the three months ended March 31, 2018. Increases in deposit and interchange fees and other income, primarily as a result of market value adjustment gains on equity securities, were partially offset by lower wealth management fees.
For the three months ended March 31, 2019, non-interest expense amounted to $20.9 million, an increase of $1.4 million, or 7%, compared to the three months ended March 31, 2018. Increases in non-interest expense over the first quarter of 2018 primarily related to the Company's strategic growth, digital and market initiatives, particularly salaries and employee benefits expenses and technology and telecommunications expenses, partially offset by lower FDIC deposit insurance expenses in the first quarter of 2019.

Key Financial Highlights

▪	Total assets amounted to $3.07 billion at March 31, 2019, compared to $2.96 billion at December 31, 2018, an increase of $109.4 million, or 4%.

▪	Total loans amounted to $2.38 billion at March 31, 2019, compared to $2.39 billion at December 31, 2018, a decrease of $2.9 million, or 0.1%.

▪	Customer deposits (total deposits excluding brokered deposits) were $2.73 billion at March 31, 2019, compared to $2.51 billion at December 31, 2018, an increase of $217.7 million, or 9%.

▪	Investment assets under management amounted to $848.4 million at March 31, 2019, compared to $800.8 million at December 31, 2018, an increase of $47.7 million, or 6%.

▪	Total assets under management amounted to $4.01 billion at March 31, 2019, compared to $3.85 billion at December 31, 2018, an increase of $158.1 million, or 4%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, digital banking options, and insurance services. Enterprise Bank also provides a range of wealth management, wealth services and trust services delivered via two channels, Enterprise Wealth Management and Enterprise Wealth Services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Greater Merrimack Valley, Nashoba Valley, and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell (2), Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, and changes in tax laws. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Cash and cash equivalents:
Cash and due from banks	$35,715	$43,865	$34,703
Interest-earning deposits	99,547	19,255	22,175
Total cash and cash equivalents	135,262	63,120	56,878
Investments:
Debt securities at fair value	458,765	431,473	412,213
Equity securities at fair value	2,049	1,448	295
Total investment securities at fair value	460,814	432,921	412,508
Federal Home Loan Bank stock	1,491	5,357	2,370
Loans held for sale	332	701	—
Loans, less allowance for loan losses of $33,729 at March 31, 2019, $33,849 at December 31, 2018, and $34,524 at March 31, 2018	2,350,908	2,353,657	2,255,649
Premises and equipment, net	38,446	37,588	37,212
Lease right-of-use asset	18,851	—	—
Accrued interest receivable	12,619	11,462	11,210
Deferred income taxes, net	10,632	11,747	12,858
Bank-owned life insurance	30,300	30,138	29,634
Prepaid income taxes	—	732	—
Prepaid expenses and other assets	8,470	11,279	10,953
Goodwill	5,656	5,656	5,656
Total assets	$3,073,781	$2,964,358	$2,834,928
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Customer deposits	$2,725,667	$2,507,999	$2,385,895
Brokered deposits	30,499	56,783	185,494
Total deposits	2,756,166	2,564,782	2,571,389
Borrowed funds	488	100,492	—
Subordinated debt	14,863	14,860	14,850
Lease liability	17,871	—	—
Accrued expenses and other liabilities	16,431	27,948	16,400
Income taxes payable	809	—	53
Accrued interest payable	1,092	979	596
Total liabilities	2,807,720	2,709,061	2,603,288
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 11,798,114 shares issued and outstanding at March 31, 2019, 11,708,218 shares issued and outstanding at December 31, 2018, and 11,682,914 shares issued and outstanding at March 31, 2018	118	117	117
Additional paid-in capital	92,089	91,281	89,159
Retained earnings	172,004	165,183	148,212
Accumulated other comprehensive income (loss)	1,850	(1,284)	(5,848)
Total stockholders' equity	266,061	255,297	231,640
Total liabilities and stockholders' equity	$3,073,781	$2,964,358	$2,834,928

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31,
(Dollars in thousands, except per share data)	2019	2018
Interest and dividend income:
Loans and loans held for sale	$29,616	$26,150
Investment securities	3,222	2,487
Other interest-earning assets	459	134
Total interest and dividend income	33,297	28,771
Interest expense:
Deposits	4,706	2,236
Borrowed funds	279	292
Subordinated debt	228	228
Total interest expense	5,213	2,756
Net interest income	28,084	26,015
Provision for loan losses	(400)	1,600
Net interest income after provision for loan losses	28,484	24,415
Non-interest income:
Wealth management fees	1,299	1,408
Deposit and interchange fees	1,564	1,489
Income on bank-owned life insurance, net	162	168
Net (losses) gains on sales of investment securities	(1)	1
Gains on sales of loans	36	84
Other income	776	641
Total non-interest income	3,836	3,791
Non-interest expense:
Salaries and employee benefits	13,471	12,108
Occupancy and equipment expenses	2,212	2,157
Technology and telecommunications expenses	1,726	1,553
Advertising and public relations expenses	715	720
Audit, legal and other professional fees	423	507
Deposit insurance premiums	351	500
Supplies and postage expenses	224	232
Other operating expenses	1,728	1,670
Total non-interest expense	20,850	19,447
Income before income taxes	11,470	8,759
Provision for income taxes	2,774	1,934
Net income	$8,696	$6,825

Basic earnings per share	$0.74	$0.59
Diluted earnings per share	$0.74	$0.58

Basic weighted average common shares outstanding	11,730,482	11,628,587
Diluted weighted average common shares outstanding	11,783,405	11,700,854

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended	At or for the year ended	At or for the three months ended
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018

BALANCE SHEET AND OTHER DATA
Total assets	$3,073,781	$2,964,358	$2,834,928
Loans serviced for others	90,200	89,232	88,816
Investment assets under management	848,412	800,751	846,853
Total assets under management	$4,012,393	$3,854,341	$3,770,597

Book value per share	$22.55	$21.80	$19.83
Dividends paid per common share	$0.16	$0.58	$0.145
Total capital to risk weighted assets	11.89%	11.77%	11.48%
Tier 1 capital to risk weighted assets	10.06%	9.93%	9.62%
Tier 1 capital to average assets	8.57%	8.56%	8.24%
Common equity tier 1 capital to risk weighted assets	10.06%	9.93%	9.62%
Allowance for loan losses to total loans	1.41%	1.42%	1.51%
Non-performing assets	$11,304	$11,784	$10,558
Non-performing assets to total assets	0.37%	0.40%	0.37%

INCOME STATEMENT DATA (annualized)
Return on average total assets	1.17%	1.00%	0.98%
Return on average stockholders' equity	13.59%	12.15%	12.00%
Net interest margin (tax equivalent)(1)	3.98%	3.97%	3.95%

(1) Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax exempt loan and investment income, expressed as a percentage of average interest earning assets.